Exhibit 99.1

News from Xerox
For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox Announces Changes in Government Healthcare Strategy and Records Impairment Charge

Reaffirms second-quarter adjusted earnings guidance, excluding impairment charge

NORWALK, Conn., July 17, 2015 – Xerox (NYSE: XRX) today announced changes in the company’s Government Healthcare Solutions strategy resulting from a comprehensive review of its in-process Health Enterprise Medicaid platform implementations and future market opportunities.

Going forward, Xerox will focus on managing and completing the current Health Enterprise implementations, and will be highly selective in responding to new Medicaid Management Information System opportunities. In addition, the company will discontinue investment in and sales of the Xerox Integrated Eligibility System in order to concentrate more of its future software development efforts on the existing Health Enterprise implementations.

As a result of this strategic change, Xerox will record a pre-tax non-cash software impairment charge of approximately $145 million (approximately $90 million after-tax or 8 cents per share) in its second-quarter 2015 results. We now expect second-quarter 2015 GAAP earnings from continuing operations of 9 to 11 cents per share, which is below the company’s prior guidance. Excluding the impairment charge, adjusted earnings per share is expected to be in line with the company’s prior guidance of 21 to 23 cents.

“We continue to refine our strategy and take the necessary actions to position our Services business for better revenue growth and margin improvement,” said Ursula Burns, Xerox chairman and chief executive officer. “These changes to our Health Enterprise platform strategy will enable us to improve execution. We will continue to offer and deliver a broad array of other government healthcare solutions and services to existing and future clients.”

Conference Call Details for Second-Quarter 2015 Financial Results

Xerox will report its second-quarter financial results and discuss its 2015 guidance on Friday, July 24, 2015. The conference call to discuss these results will take place that day at 10:00 a.m. Eastern Time. The live event can be accessed online at http://edge.media-server.com/m/p/i8nupp97/lan/en.

An archived audio webcast of this event will be available shortly following the conference call.

About Xerox

Xerox is a global business services, technology and document management company helping organizations transform the way they manage their business processes and information. Headquartered in Norwalk, Conn., we have more than 130,000 Xerox employees and do business in more than 180 countries. Together, we provide business process services, printing equipment, hardware and software technology for managing information — from data to documents. Learn more at www.xerox.com.

Non- GAAP Measures

This release refers to the non-GAAP financial measure “adjusted earnings per share” for second quarter 2015 guidance, which excludes the amortization of intangible assets of 4 cents and the software impairment charge of 8 cents.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; and

other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contacts:

Karen Arena, Xerox, +1-203-849-5521, Karen.Arena@xerox.com

Sean Collins, Xerox, +1-310-497-9205, Sean.Collins2@xerox.com

Investor Contacts:

Leslie Varon, Xerox, +1-203-849-2512, Leslie.Varon@xerox.com

Troy Anderson, Xerox, +1-203-849-2672, Troy.Anderson@xerox.com

Jennifer Horsley, Xerox, +1-203-849-2656, Jennifer.Horsley@xerox.com

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